UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

AMENDMENT NO. 3

TO

FORM 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

KVintess F&DI Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	46-4625431
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

Baumana St., 62/9, Kazan, Russia 420111

+ 7 (843) 292 99 66

(Address and Telephone Number of Principal Executive Offices)

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock, $.00001 Par Value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

PART I

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.00001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement has become effective automatically by reason of the lapse of 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date we have been subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Registrant,” the “Company,” “we,” “our” or “us” means KVintess F&DI Holdings Corp.  Our principal place of business is located at Baumana St., 62/9, Kazan, Russia 420111. Our telephone number is: + 7 (843) 292 99 66. Our corporate website address is www.kvintesscorp.com.

ITEM 1.  Business.

Background

KVINTESS F&DI Holdings Corp. (the “Company”) was incorporated under the laws of Delaware on October 16, 2013. Pursuant to an Equity Exchange Agreement, dated as of December 13, 2013, we acquired all of the outstanding shares of Kvintess Finance Ltd., a corporation incorporated under the laws of the Russian Federation, in exchange for 122,322,923 shares of our common stock. The acquisition by the Company of Kvintess Finance Ltd. was completed at a closing on December 13, 2013.

Kvintess Finance Ltd was established in 2011 as SH Brand Trading House in Kazan, Russia and changed its name in April 2013. Through Kvintess Finance Ltd., we are engaged in real estate development operations in Tatarstan, Russia.

The United States and European Union have imposed sanctions on Russian Federation companies and individuals as a result of the conflict in Ukraine (see information under the caption “United States and European Union Sanctions against Russian Federation Companies and Individuals” below), the result of which will be to reduce international investments in Russia and possibly negatively affect economic activity generally in Russia.

General

We commenced our real estate development operations in April 2013 and are based in Kazan, Russia. Our operations are currently focused on the development of one residential project in the city of Kazan, “Kvintess Premium”, which will include nine cottages, or houses, and is located in a sought-after residential area of Kazan. We are acting as the developer for this project, and the construction operations are carried out by subcontractors. The project cost is estimated at approximately $4 million, of which approximately $1.1 million represents the cost of the land which we own. The project implementation period, taking into account the estimated construction schedule, is 24 months. For the moment the construction site has nine separate sites with foundations of the houses laid, and one house is under construction. We estimate that construction, which has stopped due to the winter weather, will start up again in the Spring, and that we will finish the construction and start sales in 15 to 24 months.

For construction of the KVINTESS PREMIUM houses, we are using JSC "Tashpulat", an experienced general contractor in the Kazan area.

During the construction phase and after completion of the project, we plan to utilize our own sales personnel and real estate agencies that we engage, generally on market terms and compensation on a commission basis, to sell the cottages in the project.

In our current project, we are using subcontracting companies for construction and infrastructure installation services. We commenced with preliminary planning, architectural design and related activities, as we obtained the various necessary permits and approvals for the specific activities to be undertaken in the course of our work on the project. The residences under construction in our residential housing project are three-story brick houses.

Planned projects include a multi-story “KVINTESS BUSINESS” complex in the city of Kazan, a three hectare site, with four apartments (1 or 2 bedroom) in each separate two or three story building in the complex, with a total planned construction of 2,500 m2 of housing, 240 one and two room apartments. The project may also include facilities such as: guarded checkpoint at the entrance group, private condominiums with a number of services for the village, located in an office building, a small sports complex, car wash, grocery store, and beauty salon. The Company believes that this project is the first in the Republic of Tatarstan that involves business class housing planned to be offered at a discounted price from market and thereby eligible for low-interest federal mortgage financing. The project implementation period is estimated to be three years. The planned “KVINTESS CONCEPT” is a higher priced apartment and commercial complex in the city of Kazan on a 10 hectare site. There are only two or three higher income apartment buildings in Kazan; however, there is a large amount of land available for competing high level business and residential construction projects in the center of the city.

We own separately 44 hectares of agricultural land in Laishevo, 40 km from Kazan, that we are planning to be used for agricultural projects, such as a dairy farm; a 1.04 hectare site held for construction of a KVINTESS PREMIUM type residential development in Kazan; and 0.66 hectares held for lower income housing construction in Laishevo and Kazan.

There is no assurance that residential and commercial real estate market conditions will be favorable for our planned projects, and we will evaluate these market conditions and financing sources for the projects prior to proceeding with any of these projects.

In the future we plan to obtain most of our construction development projects by bidding for the right to develop or construct a particular project. Contracts would be generally obtained through competitive bidding in response to advertisements by federal, state and local government agencies and private parties.

Government relations are important to the successful conduct of our business, and we believe that we will be able to continue to maintain favorable relations with the local and provincial governmental authorities, in view of the history of our company and its reputation. Our contract risk mitigation process will include identifying risks and opportunities during the bidding process, review of bids fitting certain criteria by various levels of management.

We plan to act as prime contractor on most of the construction projects that we plan to undertake in the future, and plan to accomplish our future projects with our own resources and subcontract construction work and specialized activities such as electrical and mechanical work. As prime contractor, we would be responsible for the performance of the entire contract, including subcontract work. Thus, we may be subject to increased costs associated with the failure of one or more subcontractors to perform as anticipated.

Real Estate Markets in the Russian Federation

It is our view that the fundamentals of supply and demand for the type of projects in which we are and plan to be primarily engaged, quality real estate projects in Russia, remain solid in the medium to long term, and will stabilize when the current conflict in Ukraine is settled, although the U.S. and EU sanctions against Russian companies and individuals are seen as slowing demand in the near term due to uncertainties in the international outlook and potential disruption or termination of business relations with Russian companies.

United States and European Union Sanctions against Russian Federation Companies and Individuals

On March 6, 2014, President Barack Obama, in connection with Russian forces having seized control of Crimea, instituted new visa restrictions on Russian and other opponents of Ukraine's government in Kiev and authorized wider financial penalties against those involved in the military intervention or in stealing state assets. EU foreign ministers also unveiled travel bans and asset freezes. On April 28, 2014, the U.S. government levied new sanctions on Russian officials and companies with links to Putin's inner circle. The U.S. also revoked licenses for some high-tech items that could be used by the Russian military. In Brussels, the European Union moved to add more officials to its Russian sanctions list to protest Moscow's meddling in Ukraine.

On July 16, 2014 the U.S. Treasury Department imposed further penalties significantly expanding on previous U.S. sanctions, which hit Russian individuals and companies with travel bans and asset freezes. European Union leaders also ordered tougher sanctions against Russia, asking the European Investment Bank to sign no new financing agreements with Moscow. On July 16, 2014, the United States Treasury Department's Office of Foreign Assets Control ("OFAC") unveiled new Ukraine-related sanctions that added five individuals and eleven entities to OFAC's list of Specially Designated Nationals and Blocked Persons (the "SDN list"). US persons are prohibited from engaging in or facilitating virtually any commerce with any person on the SDN list, absent OFAC licensure. OFAC also established a new Sectoral Sanctions Identification list, and designated two major Russian banks and two large energy companies for immediate inclusion.

Additional sanctions were issued by the U.S. and the EU on Friday, September 12, 2014 to shut down Western aid to Russian deepwater, Arctic offshore and shale oil exploration, in addition to further limits on access to American and European capital markets, making it more difficult for Russian banks to obtain any credit in foreign capitals beyond short-term loans. The EU banned travel by and froze the assets of more individuals, while the U.S. blocked the assets of five Russian state-owned defense technology firms and a Russian defense conglomerate.

According to officials of the Russian government, as reported in the Wall Street Journal on September 16, 2014, the sanctions have begun to affect the Russian real estate market and the growth rate of the Russian economy, exacerbating the effects of falling oil prices.

Recently, the recent precipitous decline in oil prices and the value of the Ruble have led to what the Economist magazine characterized in its December 20, 2014 issue as a “currency crisis” for the Ruble. In addition, new U.S. sanctions were authorized by legislation signed by the President in December 2014 targeting the Russian defense, energy and banking industries. The legislation expanded measures intended to cordon off large Russian state firms from Western financing and technology.

The impact of U.S. and EU sanctions on the Russian economy, particularly in conjunction with the decline in oil prices, is predicted to be severe and could adversely affect the viability of the Company’s real estate development plans and its future results of operations. At this time, according to the Wall Street Journal, recent data from the Federal Statistics Service RosStat showed the Russian economy moving further toward recession due to Western sanctions and the decline in the price of oil, evidenced by a decline in domestic demand and a drop in real wages.

Competition

The Kazan area market for construction and real estate development is very large; there are more than 20 companies with which we would compete operating in this market.

Sources of Materials

Materials are obtained for our construction development business from a number of different sources in the Russian Federation. Concrete, metals, bricks, wood and other construction materials are purchased from and delivered by Russian producers. Usually, the closest producer to our production site is used for sources of material to reduce transportation cost.

Regulation

The construction industry in Russia is regulated by general legislation and specialized legislation that includes legislation covering quality, health and safety standards. A number of permits and consents, including those relating to health and safety and fire protection, are required in order to undertake construction. In addition, construction is subject to applicable environmental, fire safety and sanitary norms and regulations. Regulatory authorities exercise considerable discretion in matters of enforcement and interpretation of applicable laws, regulations and rules and the issuance and renewal of permits and in monitoring compliance with the terms thereof. Compliance with the requirements imposed by these authorities may be costly and time-consuming and may result in delays in the commencement or continuation of our operations.

State and Local Bodies Involved

In addition to the state bodies and their subdivisions having authority over general matters, there are a number of state bodies regulating and supervising the construction industry. The key state bodies are:

●	The Ministry of Civil Defense Affairs, Emergencies and Liquidation of Consequences of Natural Disasters, or the Emergency Ministry, which, among other things, supervises fire inspection authorities in charge of fire safety regulations.

●	The Federal Agency on Construction, Housing and the Communal Section, or Rosstroi.

●	Federal Agency for the Management of State Property.

●	Federal Registry Service.

●	The Federal Service on Ecological, Technologic and Nuclear Supervision.

●	Regional bodies of the state architectural and construction supervision.

●	Local authorities, which control compliance by the companies operating in their respective regions with various local rules, including those relating to waste management.

●	State courts, which resolve civil and administrative disputes, such as invalidating provisions of consumer contracts that violate consumer rights as well as imposing criminal sanctions for criminal offenses in the food retail industry, such as the manufacture and sale of goods not in compliance with the appropriate standards.

We hold these required federal and local general certifications and licenses to engage in the various residential and commercial construction activities in which we are currently engaged. These licenses include a permit for our current project.

Environmental Regulation

In addition to the foregoing, environmental laws and regulations impose certain restrictions and encumbrances on the design, development and construction of real estate projects. In addition, the development of a project may be subject to certain obligations, including planning of greenery and clean-up measures. These requirements may result in delays in the development of projects, or additional costs.

Regulation of Employment and Labor

Employment and labor matters in Russia are regulated by the Labor Code, and certain other federal and regional laws and regulations.

The Labor Code generally sets the regular working week at 40 hours. Any time worked beyond 40 hours per week as well as work on public holidays and weekends must be paid for at a higher rate. Annual paid vacation leave under the law is generally 28 calendar days. The retirement age in the Russian Federation is 60 years for men and 55 years for women.

The minimum monthly wage in Russia, as established by the applicable federal law, is currently 6000 RUB.

Employees

As of December 31, 2014, we had a total of 13 employees, 6 of which were employed on a full-time basis. Our employees are not members of any union. We have never experienced work stoppage. We believe we have good relations with our employees.

ITEM 1A. Risk Factors.

Our business is subject to numerous risk factors. The following are what we believe are all of the material risks associated with our business:

Risks Related to Our Company, Business and Industry

We are an early stage company and operate solely in the Russian Federation where we are subject to economic and political uncertainties. Unexpected and adverse changes in the Russian Federation could result in project disruptions, increased costs and potential losses.

We have significant debt liabilities, have not operated profitably, and may continue to incur losses in the future and/or never achieve or maintain profitability.

Our financial statements have been prepared assuming that we will continue as a going concern.  At September 30, 2014, our stockholders’ deficiency was $154,396, and our total liabilities were $1,402,347. Negative working capital was approximately $950,291 at September 30, 2014.

At September 30, 2014, the Company had outstanding debt to third parties as follows: $412,097, interest free, due on various dates through August 29, 2015; and $79,976, portions due in February and August, 2015, with interest rates from 31% to 33% per annum. Long term debt to related parties of $221,342, all bearing interest at the rate of 55% per annum, consisted of $182,803, due August 7, 2017. Short term debt to related parties consisted of: $2,533, interest free, due on various dates through March 31, 2015; $49,146 of unsecured promissory notes, due on various dates from February 25 through March 27, 2015, with interest rates from 31% to 54% per annum.

We have a limited operating history and we may not be able to successfully develop our business where we will be required to develop customers and strategic partners, raise capital and respond to competition.

Our limited operating history makes predicting our future operating results difficult. As a property developer with a limited history, we face numerous risks and uncertainties in the competitive markets. In particular, we have not proven that we can:

●	develop and grow our business;

●	develop and maintain relationships with key customers and strategic partners that will be necessary to optimize our property development products and services;

●	raise sufficient capital in the public and/or private markets as required for our real estate projects; or

●	respond effectively to competitive pressures.

If we are unable to accomplish these goals, our business is unlikely to succeed.

Management has limited experience with the business of real estate development.

Management has begun efforts to engage in the property development business in Kazan, Russian Federation. We have limited experience in this business category, and we have no way to determine whether it will be successful. To date, we have received no revenues from this business. We will have to obtain significant additional capital to develop our business. There is no assurance that we will be able to obtain sufficient capital for this purpose.

Management has no experience in managing a company subject to the U.S. securities laws that govern publicly traded companies.

As a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder, we will have to timely file all required reports in proper form, and our officers, directors and controlling persons will be subject to the filing requirements under the Exchange Act and the SEC’s rules and regulations thereunder applicable to affiliates and insiders. Our management does not have any experience in operating a business in compliance with these regulatory requirements, and will have to, for a period of time until management is familiar with these rules, rely on outside advisors and our auditors for advice so that the Company and its officers and directors will stay in compliance with required filings and other public company requirements.

Because certain existing stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

Our controlling stockholders and directors and their affiliates beneficially own or control in excess of 90% of the outstanding shares of our common stock. As a result, if those stockholders act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests. See our discussion under the caption “Security Ownership of Certain Beneficial Owners and Management” for more information about ownership of our outstanding shares.

Our operations are subject to the cyclical nature of the construction business generally and we operate only in the limited geographical area of the Tartarstan region of Russia, and the City of Kazan in particular, and are subject to the permitting and approval processes in that region.

The demand for our products is dependent upon the demand for the types of residential projects that we are constructing and planning in the Kazan area of Tartarstan, and we are dependent on approvals from this one area for our projects. We are required to obtain approvals from various federal, regional or municipal authorities in order to undertake construction and to secure our rights to our various construction projects.  Obtaining approvals may require extensive documentation, and we may not be able to accurately predict how long it will take to obtain such approvals.  Until we receive such necessary permissions from governmental authorities, we will not be able to acquire title to the premises.  In addition, we may be exposed to fines for violating Russian law requirements, which prohibit the operation of constructed premises without the relevant permissions.  Any such suspension of our operations could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our business is subject to fluctuations in demand in the Russian Federation and to changing domestic economic and political conditions which are beyond our control, including regulatory and tax changes and uncertainties as to our ability to enforce our contractual rights in court.

Operating in the Russian Federation marketplace exposes us to a number of risks including:

●	abrupt changes in government policies and regulations;

●	trade restrictions; and

●	tax increases.

The lack of a well-developed legal system in the Russian Federation may make it difficult to enforce our contractual rights. To the extent that our business is affected by unexpected and adverse economic and political conditions, we may experience project disruptions and losses. Project disruptions and losses could significantly reduce our revenues and profits.

Deflation in the prices of real estate assets could lower our operating margins, or force us to sell properties below their cost to us.

The Russian economy recently has been characterized by deflation of in the prices of real estate assets, due to a lack of growth in the economy and, to some extent possibly, the U.S. and EU sanctions. Certain of our costs, such as salaries, construction costs and rent and utilities costs, are may not decrease to the same extent as the prices for which we are able to sell our real estate assets, which could reduce our return on the resale of our real estate assets. Our return may also be negatively affected due to competitive pressures or regulatory constraints, as we may not be able to increase our prices sufficiently to preserve our margins.

The markets in which we operate are very competitive, and competitive pressures may have a material adverse effect on our business and result in reductions in our market share, margins and profitability.

We compete with a large number of other companies in the Russian construction industry and in our markets. We operate our construction business primarily in the city of Kazan and in Tartarstan, where many other Russian construction companies and also several foreign competitors are represented as well.

Our ability to compete depends in part on our ability to develop, construct and market new projects in advantageous locations, as well as increase our market share in our existing markets and penetrate new markets. Accordingly, competitive pressures could have a material adverse effect on our business, results of operations, financial condition and prospects.

Failure to comply with existing governmental regulations, or increased governmental regulation of our operations, could result in the imposition of substantial penalties, additional costs or slower growth of our revenues.

Our operations are subject to regulation by various government entities and agencies, and we have to comply with various laws, regulations and rules with respect to, among other things, taxation matters, health and safety, quality standards, protection of the environment and regulations regarding discharge of hazardous materials. This includes obtaining and renewing various permits concerning, for example, health and safety, and environmental standards. Regulatory authorities exercise considerable discretion in matters of enforcement and interpretation of applicable laws, regulations and rules, the issuance and renewal of permits and in monitoring compliance with the terms thereof. Compliance with the requirements imposed by these authorities may be costly and time-consuming and may result in delays in the commencement or continuation of our operations and the imposition of penalties.

In addition, regulatory authorities may also seek to introduce new restrictions or impose new obligations on the real estate, building materials and services industry that could result in additional costs or slower growth in our revenues and have a materially adverse effect on our operations.

Any failure to comply with existing or new laws, regulations and rules may result in the imposition of sanctions, including civil and administrative penalties applicable to us and criminal and administrative penalties applicable to our managers. In certain cases, we may be required to cease certain of our business activities and/or to remedy past infringements. Any such decisions, requirements or sanctions may restrict our ability to conduct our operations or to do so profitably and, as a result, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We will require additional capital in the future, which may not be available on favorable terms or at all.

Our planned real estate development business requires significant levels of capital to finance our construction projects and the purchasing of various construction and other materials that would be used in our business. In addition, in order to continue expanding our business, and to the extent that our own funds are insufficient, we may need to raise additional funds.

We anticipate that any additional funds we raise would be raised through equity and/or additional debt financing. In addition, we may enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders, assuming that we will qualify for debt or credit facility financing. We currently have no commitment from any lender with respect to a credit facility or a loan facility. Any equity or debt financing, if available at all, may be on terms that are not favorable to us.

If we cannot obtain additional capital, we will not be able to further grow our business, which in turn could have a material adverse effect on our planned business.

Our competitive position and future prospects depend on the expertise and experience of our senior management, and our business would be adversely affected if we were unable to retain their services.

Our business is dependent on retaining the services of members of our senior management team as the business develops. In particular, we depend heavily on the services of Andrey Isaev, our Chairman, and Rufat Abiasov, our Chief Executive Officer. We do not have an employment agreement with either of these senior executives. There can be no assurance that these executives will remain in their management positions with the Company or its Russia construction subsidiary, and the loss of services of Mr. Isaev or Mr. Abiasov would disrupt our business operations, which could reduce our revenues and profits.

We bear the risk of cost overruns if we engage in fixed price contracts. We may experience reduced profits or, in some cases, losses under these contracts if costs increase above our estimates.

Under fixed price contracts, contract prices are established in part on cost and scheduling estimates which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of labor, equipment and materials, and other exigencies. If these estimates prove inaccurate, or circumstances change such as unanticipated technical problems, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather delays, cost of raw materials, our suppliers’ or subcontractors’ inability to perform, cost overruns may occur, and we could experience reduced profits or, in some cases, a loss for that project.

We generally do not have long term supply contracts and are subject to price fluctuations for construction materials.

Our business is dependent upon construction materials, such as cement, concrete, glass, and other materials, which we purchase from third-party suppliers. We could experience shortages of raw materials due to supply, production or shipment difficulties, which could decrease our ability to supply housing to our customers. We are also directly affected by increases in the costs of such raw materials. If we cannot increase prices because of competitive pressure, increased construction materials costs could reduce our profits.

If we experience delays and/or defaults in customer payments, we could suffer liquidity problems or we could be unable to recover all expenditures.

If we commit significant financial resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

In the construction business, we are exposed to potential liability claims and contract disputes which may reduce our profits.

We may in future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. These claims generally arise in the normal course of our business. When it is determined that we have liability, we may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed our policy limits. Any liability not covered by our insurance, in excess of our insurance limits or, if covered by insurance but subject to a high deductible, could result in a significant loss for us, which claims may reduce our profits and cash available for operations.

Our success requires us to hire and retain qualified personnel.

If we cannot find and keep the employees necessary to execute our contracts or to perform necessary corporate activities, it could have a material adverse impact on our business or financial results.

It can be very difficult or expensive to obtain the insurance we may need in the future for our business operations.

If we expand our business operations to providing construction, as well as development, services, we will be required to maintain insurance which is at this time maintained by our subcontractors. Insurance products have become increasingly expensive and sometimes very difficult to obtain. There can be no assurances that we can secure all necessary or appropriate insurance in the future.

Past and future environmental, safety and health regulations could impose significant additional costs on us that reduce our profits.

We are subject to numerous environmental laws and health and safety regulations. Our current project and future projects could involve the handling of hazardous and other highly regulated materials which, if improperly handled or disposed of, could subject us to civil and criminal liabilities.

We depend on a variety of information technology systems (including the internet), and breach or failure of these systems could adversely affect our business and, in the case of loss of customer information, our customers.

We depend on a variety of systems for our operations, including inventory management, stock replenishment, customer-relationship management, management reporting and accounting systems. Failures or significant disruptions to our information technology systems could prevent us from conducting our operations efficiently. The internet generally, and individual websites in particular, have experienced a number of disruptions and slowdowns, some of which have been caused by organized attacks or security breakdowns. Were we to experience a significant security breakdown or other disruption to our information technology systems, sensitive information could be compromised and our operations could be disrupted, which could harm our relationship with our suppliers or customers, or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

In addition, our ability to operate our business depends on our ability to protect the information technology systems that we operate from the intrusion of third parties who may attempt to enter our systems through the internet or otherwise. Third parties may attempt to gain access to our systems, and we cannot be certain that we will be able to protect our systems from such attacks. If such attacks occur, some of the problems we may encounter include theft or destruction of our data, including commercial, financial and product information. In addition, disgruntled employees may cause similar damage to, or take similar actions with respect to, our information technology systems to which they have authorized or unauthorized access. If such an attack occurs or damage is inflicted, it could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

KVintess F&DI Holdings Corp. is a holding company. As a result, we do not have, and will not have, any significant operations or assets other than our ownership of the equity interests in our operating subsidiary, KVintess Finance Ltd.

Economic Risks Relating to Russia

U.S. and EU sanctions may have the effect of reducing demand for residential and commercial properties in Russia.

The effect of the sanctions discussed above under the caption “United States and European Union Sanctions against Russian Federation Companies and Individuals” may be to cause U.S. companies generally to rethink their engagement in the Russian market. For example, for U.S. businesses with whom specified Russian companies may have joint ventures or are otherwise jointly engaged on projects, are now barred from providing, but also facilitating or guaranteeing, certain debt to these companies or their subsidiaries or affiliates. For persons outside of the United States, the financing restrictions may also have important repercussions. Although the new sanctions do not reach those who are not "US persons," foreign businesses with a US branch or subsidiary, and/or US national employees, must be careful that such US branches or subsidiaries, or US national employees, do not violate the new restrictions.

This new limited financing ban therefore creates a range of legal uncertainties. The result may be negative effects on the Russian economy generally and on the property markets in the region of Russia in which the Company is operating.

Emerging markets such as Russia are generally subject to greater risks than more developed markets, and global financial or economic crises or even turmoil in any large emerging market country, could have an adverse effect on our business and the value of the shares of our common stock.

Russia's economy is vulnerable to recently imposed U.S. and EU sanctions and the recent decline in oil prices, in addition generally to market downturns and economic slowdowns elsewhere in the world, and investing in emerging markets such as Russia is only suitable for sophisticated investors who fully appreciate that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks.

Inflation could increase our costs.

The Russian economy has been characterized by high rates of inflation. Certain of our costs, such as salaries, construction costs and rent and utilities costs, are sensitive to rises in the general price level in Russia. Due to competitive pressures or regulatory constraints we may not be able to increase our prices sufficiently to preserve our margins. As a result, high rates of inflation could increase our costs, and there can be no assurance that we will be able to maintain or increase our margins.

The physical infrastructure in Russia is in poor condition, which may lead to interruptions in the effective financial and economic activity.

The physical infrastructure in Russia is largely outdated and has not been adequately funded and maintained over the past two decades. Russia's poor physical infrastructure disrupts the transportation of goods and supplies as well as communications and adds costs to doing business in Russia. Particularly affected are the rail and road networks, power-generation and transmission networks, communication systems and building stock. Road conditions throughout Russia are poor, with many roads not meeting minimum requirements for use and safety.

The poor condition or further deterioration of Russia's physical infrastructure may harm the national economy, disrupt the transportation of goods and supplies, add costs to doing business in Russia and interrupt our business operations, including, among others, our ability to comply with required quality standards in real estate developments, each of which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Legislative and Legal Risks Relating to Russia

Arbitrary government action in the Russian Federation could have an adverse effect on our business and reduce the value of the shares of our common stock.

Government authorities have a high degree of discretion in the Russian Federation and at times appear to act selectively or arbitrarily, without hearing or prior notice, and sometimes in a manner that may not be in full accordance with the law or that may be influenced by political or commercial considerations. In this environment, our competitors may receive preferential treatment from the government, potentially giving them a competitive advantage. Unlawful, selective or arbitrary government action, if directed at our operations, could lead to the loss of key licenses, termination of contracts, civil litigation, criminal proceedings and imprisonment of key personnel, any of which could have a material adverse effect on our operating subsidiary KVintess Finance Ltd. located in Russia and, therefore, on our business and results of operations, financial condition and prospects.

Lack of independence and inexperience of the judiciary, the difficulty of enforcing court decisions and governmental discretion in enforcing claims could prevent us or our shareholders from obtaining effective redress in a court proceeding, which could have an adverse effect on our business or the value of the shares of our common stock.

The independence of the judicial system and the prosecutor general's office and their immunity from economic, political and nationalistic influences in Russia is less than complete. The court system is often understaffed and underfunded. Judges are generally inexperienced in the area of business and corporate law. Judicial precedents generally have no binding effect on subsequent decisions. Not all Russian legislation and court decisions are readily available to the public or organized in a manner that facilitates understanding. The Russian judicial system can be slow, and court orders are not always enforced or followed by law enforcement agencies. Additionally, the press has often reported that court claims and governmental prosecutions are sometimes influenced by or used in furtherance of political aims or private interests. We may be subject to such claims and may not be able to receive a fair hearing. All of these factors make judicial decisions in Russia difficult to predict and effective redress uncertain and could have a material adverse effect on our business, results of operations, financial condition and prospects.

Russian tax legislation and regulations are complex, uncertain and often enforced in a manner that does not favor taxpayers, and therefore our subsidiary KVintess Finance Ltd. may be subject to a greater than expected tax burden that could materially adversely affect our business and results of operations.

Generally, taxes payable by Russian companies are both substantial and numerous. These taxes include, among others, corporate income taxes, VAT and other sales-based taxes, unified social tax and pensions contributions

The foregoing conditions create tax risks in Russia that are more significant than typically found in countries with more developed tax systems, imposing additional burdens and costs on our operations, including management resources. There can be no assurance that current taxes will not be increased or additional sources of revenue or income, or other activities, will not be subject to new taxes, charges or similar fees in the future.

ITEM 2.  Financial Information.

KVINTESS F&DI HOLDINGS CORP.—SELECTED FINANCIAL DATA

Year Ended December 31, 2013

Statement of operations data:
Net sales	$0
Net loss	$106,678
Comprehensive loss due to foreign currency exchange	$11,010
Total loss	$117,688

Balance sheet data:
Total assets	$1,140,403
Current liabilities	$1,196,454

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this registration statement.  This discussion and analysis contain forward−looking statements that involve risks, uncertainties and assumptions.  Actual results may differ materially from those anticipated in these forward−looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere herein.

GENERAL

KVINTESS F&DI Holdings Corp. (the “Company”) was incorporated under the laws of Delaware on October 16, 2013. Pursuant to an Equity Exchange Agreement, dated as of December 13, 2013, we acquired all of the outstanding shares of Kvintess Finance Ltd., a corporation incorporated under the laws of the Russian Federation (“Kvintess Finance”), in exchange for 122,322,923 shares of our common stock. The acquisition by the Company of Kvintess Finance was completed at a closing on December 13, 2013.

KVintess Finance (formerly Shibrend Trade House LLC) was established in December 2011, in Kazan, Russia. The name was changed to KVintess Finance Ltd. in April 2013. Through KVintess Finance, the Company is engaged in real estate development operations in Tartarstan. Kvintess Finance did not have any operations prior to 2013.

CRITICAL ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiary, Kvintess Finance. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses and related disclosure of contingent assets and liabilities.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Short-term Investments

Short-term investments are primarily investments which either mature within the next twelve months or have characteristics of short-term investments. All marketable securities are included in short-term investments and are considered as trading and carried at fair market value, with changes in fair value reported in earnings. Fair market values are based on quoted market prices where available, if quoted market prices are not available, then fair market values are based on quoted market prices of comparable instruments.

Economic and Political Risks

The Company faces a number of risks and challenges since its operations are in the Russian Federation, its primary market is in the Russian Federation, substantially all of its assets are located in the Russian Federation and the functional currency of the Company's operating subsidiary is the Ruble. Management cannot presently predict what future impact the political risk will have on the Company, if any, or how the political climate in the Russian Federation will affect the Company’s operations. Accordingly, events resulting from any change in the political climate could have a material effect on the Company.

Foreign Currency Translation

Kvintess Finances’ functional currency is the Ruble. The assets and liabilities of Kvintess are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive income (loss).

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated primarily using the straight-line method over the estimated useful life of the assets of 3 years. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any remaining gain or loss is credited or charged to income.

Maintenance and minor replacements are charged to expense as incurred.

Impairment of Long-lived Assets

The Company reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value. The Company has determined that there is no impairment of its long-lived assets as of December 31, 2013 and September 30, 2014.

Stock-based compensation

The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States of America.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes. The Company does not have any liability for unrecognized tax benefits as of December 31, 2013 and September 30, 2014.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company's cash and cash equivalents are concentrated primarily in banks in the Russian Federation.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments. The Company is also subject to the risk of currency fluctuation that may offset the price paid for goods and the amount received for revenue.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding during the period.  There were no potential common shares outstanding for the year ended December 31, 2013 and the nine months ended September 30, 2014.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

PLAN OF OPERATION

Since the acquisition of Kvintess Finance Company management has been engaged in operations as a real estate development subsidiary in Kazan, Russia. Through Kvintess Finance, we maintain relationships with companies in other business sectors in Kazan and in the future, if conditions are favorable for our initiating operations in other commercial areas in the Kazan region, such as the manufacture of construction materials, agriculture or mobile phone technology, management may determine expand our operations to an additional or additional business sectors.

We are currently dependent on loans and investments from affiliates and outside investors and to pay our operating expenses. There are no assurances that such investors and our affiliates will continue to advance funds or invest in our securities. In the event we are unable to obtain additional capital or funding we may be unable to pursue our business plan or to expand our operations.

We anticipate that we will be required to raise capital in the next 12 months in order to continue to fund our current construction operations for the Kvintess Premium project. Construction is underway on one house, but generally the project will require us to obtain approximately $1,350,000 of additional financing in the period March through December 2015 for site preparation and installation of utilities and amenities; approximately $2,425,000 in the period January 2016 through June 2017 for completion of construction of the houses; and an additional approximately $170,000 for completion of final outside project construction in the second half of 2017.

Our expected sources of funding our capital requirements for 2015 are private equity and debt investors and non-bank institutional investors.

LIQUIDITY

We have no current operations that have generated any revenues. At December 31, 2013, we had working a capital deficit of approximately $1,072,228, and at September 30, 2014 our working capital deficit was approximately $950,291. Our working capital deficit at those dates is a result of the net losses incurred during the year ended December 31, 2013 and the nine months ended September 30, 2014. Since we have no source of revenue, our working capital deficit will continue to increase as we incur additional operating expenses. The terms of the Company’s outstanding debt are set forth in Footnote 5 to the unaudited consolidated financial statements for the nine month periods ended September 30, 2014 and 2013.

The maturity dates of all Company debt have been extended to dates in the period April, 2015 to August, 2017. We anticipate continuing to negotiate extensions on Company debt until our initial real estate development project is sold.

We anticipate that we will be required to raise up to $2,000,000 of capital in the next 12 months in order to continue to fund our real estate development operations and to finance our other planned business operations. Presently we have no external sources of cash and we will be dependent upon our management, stockholders and outside investors for required funding.

YEAR ENDED DECEMBER 31, 2013

ASSETS

At December 31, 2013, we had total assets of $1,140,403. The material increase in total assets is attributable to the acquisition of land of $1,013,696 in value.

RESULTS OF OPERATIONS

During the fiscal year ended December 31, 2013 we had $-0- in revenues and incurred a net loss of $106,678. Such loss is primarily attributable to operating expenses of $71,353 and interest expense of $35,325.

NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

ASSETS

At September 30, 2014, we had total assets of $1,247,951.

RESULTS OF OPERATIONS

During the nine months ended September 30, 2014, we had $-0- of revenues and incurred a net loss of $243,649, due primarily to operating expenses of $175,763 and interest expense of $67,886, as compared with $-0- of revenues and operating expenses and a net loss of $15,923 in the comparable period in 2013.

We are continuing to incur professional fees and other expenses. If we are unable to raise capital through our loans from investors we will be unable to fund our plan of operations, we will continue to incur net losses and may have to cease operations entirely. This factor, among others, raises substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to obtain funds to meet our obligations on a timely basis, obtain additional financing or refinancing as may be required, and ultimately to attain profitability. There are no assurances that we will be able to obtain any additional financing or, if we are able to obtain additional financing, that such financing will be on terms favorable to us. The inability to obtain additional financing when needed would have a material adverse effect on our operating results.

The Independent Auditors' Report and Note 1 of the Notes to Financial Statements accompanying this report state that substantial doubt has been raised about our ability to continue as a going concern. Our present business operations do not generate any revenues with which to cover our expenses. We will have to raise capital through the placement of our securities in order to remain viable, and we cannot assure you that we will be able to do so.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off−balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

INFLATION

It is the opinion of the Company that inflation has not had a material effect on its operations.

ITEM 3. Properties.

The Company leases its office space in Kazan, Russia under two leases expiring in July 2015 at a monthly rental of approximately $1,641. The leases require the Company to pay certain executory costs (such as maintenance and insurance). The leases contain no escalation or capital improvement funding provisions.

Our leased office facilities are adequate for our current operations and suitable for the purposes for which we use them in providing construction and development services to our clients.

The Company owns two parcels of land with a total area of 45.7 hectares in Kazan, Russia. The land is planned to be used for future development projects for commercial and residential use.

ITEM 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of February 2, 2015, each person known by us to be the beneficial owner of five percent or more of the Company's voting Stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Andrei Alekseevich Isaev	439,556,901 shares of common stock	73.26	%***
Rufat Ravilevich Abiasov	56,462,793 shares of common stock	9.41%
Guzel Adipovna Gabdrahmanova	59,910,230 shares of common stock	9.99	%***
Iurii Germanovich Postnov	6,000,000 shares of common stock	1.00%
All Officers and Directors as a Group (4 persons)	561,929,924 shares of common stock	93.65%

* Less than one (1%) percent.

** Unless otherwise indicated in the table, the address of each stockholder is c/o the Company, Baumana St., 62/9, Kazan, Russia.

*** Andrei Alekseevich Isaev and Guzel Adipovna Gabdrahmanova are husband and wife; if Mr. Isaev were considered the beneficial owner of the shares owned by his wife, he would be deemed to own beneficially 499,467,131 shares of common stock, or 83.24% of the outstanding stock.

(1)

Based on 600,000,000 shares of common stock issued and outstanding as of February 2, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

ITEM 5. Directors and Executive Officers.

The following table and text set forth the names and ages of all directors and executive officers of the Company as of February 2, 2015. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Officers are elected at the Annual Meeting of the Board of Directors, which immediately follows the Annual Meeting of Stockholders.

Andrei Alekseevich Isaev and Guzel Adipovna Gabdrahmanova are husband and wife

Name	Age	Position with Company
Andrei Alekseevich Isaev	36	Chairman of the Board of Directors and President
Rufat Ravilevich Abiasov	30	Chief Executive Officer, Secretary and Director
Guzel Adipovna Gabdrahmanova	22	Chief Financial Officer and Director
Iurii Germanovich Postnov	45	Director

Almaz Nurtdinov resigned as an officer and director of the Company on January 13, 2015.

Background of Officers and Directors

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Andrei Isaev

Mr. Andrei Isaev graduated in 2005 from the Kazan Institute of Economy, Management and Law in Russia with a Bachelor’s Degree in Law. He is currently the Chairman of the Board of Directors of the Company. He is in these positions since December 9, 2013, when he became the principal shareholder of the Company. Mr. Isaev developed the Company’s business and its brand, he established and developed Kvintess Finance Ltd. From September 2008 to November 2011 he was engaged in investments operations in residential and commercial real estate, construction and financial instruments. From February 2006 to November 2007 he was the partner of the development company “Antey” in Tatarstan, Russia and managed the services of a general contractor for construction of a low-height development “Svetly” in Kazan, Russia. From 1999 to 2006 he developed his own business - a woodworking supply company (doors and windows blocks). Mr. Isaev has established the “Group of companies Cerber” as a company with the brand’s retail network. Prior to that Mr. Isaev was involved in the organization of merchandise business activities of one of the largest Russian exporters of polyethylene, JSC “Orgsintez” in Kazan, Russia. He has invested in the establishment of his own car-service business in Kazan from 1997 to 1999.

Rufat Abiasov

Mr. Rufat Abiasov graduated in 2012 from Kazan University of Architecture and Construction with a Bachelor’s Degree in Engineering. He was also awarded a Bachelor’s Degree in Safety Engineering in the Oil and Gas Sector from Azerbaijan State Oil Academy in 2007 and Bachelor Degree in Region Study in 2004 from Baku Slavic University. He is currently the Chief Executive Officer and a Director of the Company. He has held the position of Director General of Kvintess Finance Ltd. since April 18, 2013, and was one of five original founding shareholders of that company, which was acquired by the Company December 13, 2013, after which date he has also served as Chief Executive Officer of the Company. From September 2011 to March 2013 Mr. Abiasov worked as a Head of Rep Office of the investment company “Freedom finance” Moscow, Russia. From December 2008 to January 2011 Mr. Abiasov headed an international business department of the construction company JSC “Kazanneftehiminvest” in Kazan, Russia. He is multilingual, speaking fluent Russian, English, Turkish, and Azerbaijani. Mr. Abiasov also has Qualification Certificate FFMS 1.0.

Guzel Gabdrakhmanova

Mrs. Guzel Gabdrakhmanova graduated from Economics Department of Kazan Federal University in Russia in 2013, with a Bachelor’s Degree in Financial and Strategic Management. She is currently the Chief Financial Officer and a director of the Company. From September 2009 to December 2011, Mrs. Gabdrakhmanova was Director of “Main company” LLC, Kazan, Russia, and thereafter worked as a financial manager of the Kvintess Finance Ltd. and was involved in the establishment and development of that company. She was one of the five original founding shareholders of the Company. She is multilingual, speaking fluent Russian and Tatar languages, and speaks English on a working level.

Iurii Postnov

Mr. Iurii Postnov graduated from Kazan Institute of Economy and Law in 1996 with a Bachelor’s Degree in International Economy. He is currently a Director of the Company. He was involved in the establishment and the development of Kvintess Finance Ltd. From March 2000 to July 2011, Mr. Postnov was the chief executive officer of his own transport company in Kazan, where he was engaged into internal cargo-transportation business. From September 2011, Mr. Postnov has owned one plant in Kazan, where he has operated an installation and remodeling business for polyethylene pipes production. Prior to that - from February 1990 to January 2000 - Mr. Postnov was engaged in a wholesale food and tobacco business that operated a distribution network for 30 shops in Tatarstan, Russia.

Involvement in Certain Legal Proceedings.

Except as stated below, during the past ten years, no director, person nominated to become a director, executive officer, promoter or control person of our Company:

(1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

(2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees. The Board does not have standing audit, compensation or nominating committees. The Board will consider establishing an audit committee in the near future, and compensation and nominating committees at the appropriate time.

The entire Board of Directors participates in the consideration of compensation issues and of director nominees. To date, the Board of Directors has not formally established any criteria for Board membership. Candidates for director nominees would be reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Board of Directors would considers skill, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In particular, weight would be given to experience relevant to the Company’s operations in the Russian Federation and familiarity with international business issues.

Director Compensation

We do not have a policy in effect at this time for compensation of the directors of the Company for services performed as directors.

ITEM 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (h)	All Other Compen- Sation (i)	Total ($) (j)
Andrei Isaev,
Chairman	2013	$-0-							$-0-

Rufat
Abiasov
President
& CEO	2013	$-0-							$-0-

Employment Agreements

We do not have an employment agreement in effect with any of our officers or employees.

The Company has obtained key man insurance policies on the lives of Andrei Isaev, in the amount of $100,000, and of Rufat Abiasov, in the amount of $100,000.

ITEM 7. Certain Relationships and Related Transactions, and Director Independence.

Acquisition of KVintess Finance Ltd.

In connection with its formation, the Company issued an aggregate of 600,000,000 shares of common stock to the five principal founders of the Company and other persons. In the founders’ share issuance, valued at $0.00001 per share, on December 9, 2013, Andrei Isaev, our Chairman of the Board of Directors, received 561,879,824 shares of common stock; Rufat Abiasov, our Chief Executive Officer and a Director, received 100 shares of common stock; Almaz Nurtdinov, a director of the Company received 5,950,000 shares of common stock; and Iurii Postnov, a director of the Company, received 6,000,000 shares of common stock. The source of funds used by Mr. Isaev to acquire control of the Company was the personal funds of Mr. Isaev. Other than shares of common stock of the Company no other assets or other consideration (including money, property, contracts, options or rights of any kind) was received by any principal founder, directly or indirectly, from the Company and no assets, services or other consideration therefore was received or is to be received by the Company. No assets were acquired or are to be acquired by the Company from a principal founder, except as discussed in the following paragraph.

On December 13, 2013, pursuant to an Equity Exchange Agreement, dated as of December 13, 2013, the Company acquired all of the outstanding shares of Kvintess Finance Ltd., a corporation incorporated under the laws of the Russian Federation, in exchange for 122,322,923 shares of our common stock, which shares were transferred to the three stockholders of KVintess Finance Ltd. by Andrei Isaev from shares of common stock owned by him as follows: Rufat Abiasov received 56,462,793 shares of common stock; Guzel Gabdrahmanova, the wife of Mr. Isaev, received 59,910,230 shares of common stock; and Almaz Nurtdinov received 5,950,000 shares of common stock. The total assets purchased amounted to $1,140,000 and the total liabilities assumed amounted to $1,251,000. The primary asset of land purchased was valued at historical cost. The shares issued had no value as there was no value attributed to the net assets purchased. Following the acquisition and taking into account the share transfers by Mr. Isaev, Mr. Isaev owned 439,556,901 shares of common stock, which constituted 73.26% of our outstanding shares of common stock.

Related Party Loans to the Company and Company Receivables from Related Parties

The following table shows, as of September 30, 2014, the Company’s outstanding loans to and receivables from officers and directors during the period January 1, 2013 through September 30, 2014, and the increases and decreases in the outstanding amounts of each of such loans and receivables during 2013 and during the nine months ended September 30, 2014. All loans to and advances from the officers and directors as listed in the table below were non-interest bearing. All amounts shown in the table as outstanding Company receivables from officers and directors as of September 30, 2014 have been repaid.

	USD
	As of January 1, 2013	Increases in Loans and Receivables in 2013	Decreases in Loans and Receivables from Officers and Directors in 2013	Loans to and Receivables from Officers and Directors Outstanding as of December 31, 2013	Increases in Loans and Receivables in the period January 1, 2014 to September 30, 2014	Decreases in Loans and Receivables from Officers and Directors in the period January 1 to September 30, 2014	Loans to and Receivables from Officers and Directors Outstanding as of September 30, 2014

Company Receivables from Related Parties:

Rufat Abiasov, CEO and Director	$0	$20,109	$0	$20,109	$26,184	$46,293	$0
Mrs. Guzel Gabdrakhmanova, CFO and Director	0	12,423	0	12,423	20,578	33,001	0
Andrei Isaev, Chairman and Director	0	0	0	0	1,293	1,293	0
Almaz Nurtdinov, Director	0	24,923	15,825	9,098	488	9,586	0
Iurii Postnov, Director	0	568	0	568	6,604	7,172	0

Company Payables to Related Parties:
Mrs. Guzel Gabdrakhmanova, CFO and Director	0	199,363	51,940	147,423	0	145,851	1,572
Iurii Postnov, Director	0	736,346	143,726	592,620	0	100,168	492,452

Corporate Policies as to Related Party Transactions

The Company has instituted a policy to review related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in filings under SEC regulations and certain other similar transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board of Directors.

Director Independence

At present the Company does not believe that any of its directors would be classified as an independent director under the rules of the Securities and Exchange Commission.

ITEM 8. Legal Proceedings.

None.

ITEM 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The common stock of the Company is not traded in any United States or foreign trading market. There are 51 holders of the Company’s common stock at January 2, 2015.

The Company has never paid a cash dividend on its common stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors.

The Company does not have, and has not at any time had in effect, any equity compensation plan.

Shares Eligible for Future Sale

Rule 144

Rule 144 under the Securities Act provides an exemption from the registration requirements of the Securities Act for resales of "restricted securities," which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

● 1% of the total number of securities of the same class then outstanding (approximately 6,000,000 shares of common stock; and

● the average weekly trading volume of such securities (after the Company’s securities are publicly traded) as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

At the time that the common stock of the Company becomes publicly traded, of the 600,000,000 shares of common stock outstanding at this time, a maximum of 38,070,076 shares would be freely tradable without restriction under the Securities Act, and the balance of our outstanding common stock, which is held by our affiliates, as that term is defined in Rule 144 under the Securities Act, would generally have to be sold in compliance with the limitations of Rule 144 described above.

ITEM 10. Recent Sales of Unregistered Securities.

The following table sets forth the sales of unregistered securities by the Company since its inception.

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts

December 9, 2013	561,879,824 shares of common stock	Andrei Isaev, Company Founder and Chairman of the Board	NA	$5,618/NA
December 9, 2013	100 shares of common stock	Rufat Abiasov, Company Founder and Chief Executive Officer	NA	$0.001/NA
December 9, 2013	6,000,000 shares of common stock	Iurii Postnov	NA	$60/NA
December 9, 2013	69,800 shares of common stock	Rinat Kalimulin	NA	$0.70/NA
December 9, 2013	50,000 shares of common stock	Milaniia Abiasova	NA	$0.50/NA
December 9, 2013	3,100,000 shares of common stock	Svetlana Gavrilenkova	NA	$31/NA
December 9, 2013	50,000 shares of common stock	Dmitriy Zarechniy	NA	$0.50/NA
December 9, 2013	10,000 shares of common stock	Rasim Aliyev	NA	$0.10/NA
December 9, 2013	50,000 shares of common stock	Elnara Abyasova	NA	$0.50/NA
December 9, 2013	50,000 shares of common stock	Nazim Dzhabrailov	NA	$0.50/NA
December 9, 2013	40,000 shares of common stock	Azaliia Arslanova	NA	$0.40/NA
December 9, 2013	30,000 shares of common stock	Nataliia Batalova	NA	$0.30/NA
December 9, 2013	10,000 shares of common stock	Niyaz Nurtdinov	NA	$270/NA
December 9, 2013	89,770 shares of common stock	Marsina Gabdrahmanova	NA	$0.80/NA
December 9, 2013	171,875 shares of common stock	Evgeny Gibin	NA	$1.71/NA
December 9, 2013	10,000 shares of common stock	Vladimir Pavluhin	NA	$0.10/NA
December 9, 2013	10,000 shares of common stock	Alexy Isaev(3)	NA	$0.10/NA
December 9, 2013	10,000 shares of common stock	Tamara Isaev	NA	$0.10/NA
December 9, 2013	31,250 shares of common stock	Marat Samigullin	NA	$0.31/NA
December 9, 2013	73,438 shares of common stock	Nataliya Aninicheva	NA	$0.73/NA
December 9, 2013	56,250 shares of common stock	Timur Habibullin	NA	$0.56/NA
December 9, 2013	226,563 shares of common stock	Albina Nizamova	NA	$2.26/NA
December 9, 2013	27,010,000 shares of common stock	Ekaterina Prokofeva	NA	$270.10/NA
December 9, 2013	10,000 shares of common stock	Vladimir Pavluhin	NA	$0.10/NA
December 9, 2013	10,000 shares of common stock	Dariya Ananicheva	NA	$0.10/NA
December 9, 2013	61,538 shares of common stock	Larisa Saleeva	NA	$0.61/NA

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
December 9, 2013	10,000 shares of common stock	Nadezda Andropova	NA	$0.10/NA
December 9, 2013	50,000 shares of common stock	Rifkat Galeev	NA	$0.50/NA
December 9, 2013	92,308 shares of common stock	Sergey Karonskiy	NA	$0.92/NA
December 9, 2013	86,154 shares of common stock	Oleg Savelyev	NA	$0.86/NA
December 9, 2013	151,516 shares of common stock	Igor Batalov	NA	$1.51/NA
December 9, 2013	20,000 shares of common stock	Farrukh Zeynalov	NA	$0.20/NA
December 9, 2013	30,769 shares of common stock	Mikhail Landa	NA	$0.30/NA
December 9, 2013	79,000 shares of common stock	Eric Habibullin	NA	$0.79/NA
December 9, 2013	61,538 shares of common stock	Irina Lazareva	NA	$0.10/NA
December 9, 2013	2,000 shares of common stock	Natalia Karymova	NA	$0.02/NA
December 9, 2013	61,538 shares of common stock	Albina Zamaletdinova	NA	$0.61/NA
December 9, 2013	32,142 shares of common stock	Aydar Ibragimov	NA	$0.32/NA
December 9, 2013	1,000 shares of common stock	Maxim Khavandeev	NA	$0.01/NA
December 9, 2013	11,000 shares of common stock	Svetlana Shigaeva	NA	$0.11/NA
December 9, 2013	11,000 shares of common stock	Oleg Shigaev	NA	$0.11/NA
December 9, 2013	2,000 shares of common stock	Guzel Vafina	NA	$0.02/NA
December 9, 2013	68,213 shares of common stock	Lada Sazhenskaya	NA	$0.68/NA
December 9, 2013	68,450 shares of common stock	Rinat Magdeev	NA	$0.68/NA
December 9, 2013	9,213 shares of common stock	Mansur Akhmetshin	NA	$0.09/NA
December 9, 2013	2,816 shares of common stock	Alexander Bazilevich	NA	$0.02/NA
December 9, 2013	900 shares of common stock	Rustem Gumerov	NA	$0.009/NA
December 9, 2013	10,000 shares of common stock	Tatiana Mavrina	NA	$0.10/NA
December 9, 2013	28,035 shares of common stock	Dmitriy Tolstihin	NA	$0.28/NA
December 13, 2013	56,462,793 shares of common stock issued in connection with acquisition of KVintess Finance Ltd. (2)	Chief Executive Officer and Director	NA	$564.62/NA

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
December 13 , 2013	59,910,230 shares of common stock issued in connection with acquisition of KVintess Finance Ltd. (2)	Guzel Gavdrahmanova, Chief Financial Officer, Company Founder	NA	$599.10/NA
December 13, 2013	5,950,000 shares of common stock issued in connection with acquisition of KVintess Finance Ltd. (2)	Company Officer and Founder	NA	$59.50/NA

(1)	The issuances to founders of the Company and to the owners of KVintess Finance Ltd., in connection with the acquisition of that company are viewed by the Company as exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), alternatively, as transactions either not involving any public offering, or as exempt under the provisions of Regulation S promulgated by the SEC under the Securities Act.
(2)	In connection with the acquisition by the Company of KVintess Finance Ltd. on December 13, 2013, Andrei Isaev transferred 122,322,923 shares of common stock to the three stockholders of KVintess Finance Ltd. in exchange for the assignment of all of the outstanding shares of KVintess Finance Ltd. to the Company.
(3)	Mr. Isaev is the father of Andrei Alekseevich Isaev, the Chairman of the Company.

ITEM 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 710,000,000 shares of capital stock, of which 700,000,000 shares are common stock, par value $.00001 per share and 10,000,000 shares are preferred stock, par value $.00001 per share.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Certificate of Incorporation.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

As of February 2, 2015, we have 600,000,000 shares of common stock issued and outstanding.

Preferred Stock

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

No shares of preferred stock are outstanding.

Transfer Agent

First American Stock Transfer, Inc., 4747 North 7th Street, Suite 170, Phoenix, Arizona 85014, is the transfer agent for our common stock.

ITEM 12. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit

As provided by Section 145 of the DGCL, we have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 contains a similar indemnification power of the Company with respect any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (shareholder derivative suits).

Under Section 145, to the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)  A determination as to the applicable standard of conduct for eligibility for indemnification shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) By the stockholders.

Expenses (including attorneys' fees) incurred by an officer or director of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this section.

This indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL continues, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

Our Certificate of Incorporation provides in Article IX that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Under Article IX of our Certificate of Incorporation, the Company has the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Our Certificate of Incorporation further provides that neither any amendment nor repeal of Article IX, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with Article IX, shall eliminate or reduce the effect of Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 13. Financial Statements and Supplementary Data.

KVINTESS F&DI HOLDINGS CORP.
FINANCIAL STATEMENTS
DECEMBER 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kvintess F&DI Holdings Corp.

Wilmington, DE

We have audited the accompanying consolidated balance sheet of Kvintess F&DI Holdings Corp and its subsidiary (collectively, “Kvintess” or the “Company”) as of December 31, 2013 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kvintess F&DI Holdings Corp. and its subsidiary as of December 31, 2013 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, Kvintess has suffered losses from operations and has a working capital deficit, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
November 10, 2014

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31,
2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,341
Short-term investments	14,157
Notes receivable	19,191
Receivable - related parties	42,198
Receivable - employees	15,370
Prepaid expenses and other current assets	7,969
124,226

Property and equipment - net	2,481
Land held for development	1,013,696
TOTAL ASSETS	$1,140,403

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$89,367
Accounts payable-related parties	740,043
Short-term debt-third parties	307,602
Short term debt-related parties	59,442
Total Current Liabilities	1,196,454

Long-term debt - related parties	54,997

Total Liabilities	1,251,451

Commitments and Contingencies	-

STOCKHOLDERS' DEFICIT:
Common stock, $.00001 par value, 700,000,000 shares
authorized; 600,000,000 shares issued and outstanding
at September 30, 2014 and December 31, 2013	6,000
Additional paid-in-capital	640
Accumulated deficit	(106,678)
Accumulated comprehensive loss	(11,010)
Total Stockholders' Deficiency	(111,048)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$1,140,403

The accompanying notes are an integral part of the consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the Year Ended
December 31,
2013
Revenues	$-

Costs and expenses:
Selling, general and administrative expenses	71,353
71,353

Loss from operations	(71,353)

Other income (expense):
Interest expense	(35,325)
(35,325)

Loss from operations before provision for income taxes	(106,678)

Provision for income taxes	-

Net loss	$(106,678)

Loss per common share - basic and diluted	$(0.00)

Weighted average common shares outstanding
- basic and diluted	600,000,000

Comprehensive loss
Net loss	$(106,678)
Foreign currency translation adjustment	(11,010)

$(117,688)

The accompanying notes are an integral part of the consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock		Additional		Accumulated
	Number of		Paid In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total
Balance, October 16, 2013 (Inception)	-	$-	$-	$-	$-

Shares issued to founders for services	600,000,000	6,000	-	-	-	6,000

Contribution of capital from shareholder	-	-	640	-	-	640

Foreign currency translation adjustment	-	-	-	-	(11,010)	(11,010)

Net loss	-	-	-	(106,678)	-	(106,678)

Balance, December 31, 2013	600,000,000	6,000	$640	$(106,678)	$(11,010)	(111,048)

The accompanying notes are an integral part of the consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended
Cash flows from operating activities:	December 31, 2013
Net loss	$(106,678)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	180
Non-cash compensation	6,000
Changes in operating assets and liabilities:	-
Increase in notes receivable	(19,191)
Increase in receivables-employees	(15,370)
Increase in receivables-related parties	(42,198)
Increase in prepaid expenses and other current assets	(7,969)
Increase in accounts payable and accrued expenses	89,367
Net Cash Provided by Operating Activities	(95,859)

Cash flows from investing activities:
Purchase of equipment	$(2,661)
Short-term investments	(14,157)
Purchase of land held for development	(273,653)
Net Cash Used In Investing Activities	(290,471)

Cash flows from financing activities:
Contributions from shareholders	640
Borrowings on debt	607,975
Repayment on debt	(185,934)
422,681

Effect of foreign currency on cash and cash equivalents	(11,010)

Net increase in cash	25,341

Cash and cash equivalents - Beginning of year	-

Cash and cash equivalents - End of period	$25,341

The accompanying notes are an integral part of the consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD OCTOBER 16, 2013 (INCEPTION)

THROUGH DECEMBER 31, 2013

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and basis of presentation

KVintess F&DI Holdings Corp. (The “Company” or “KVintess”), was incorporated under the laws of Delaware on October 16, 2013. Pursuant to an Equity Exchange Agreement, dated as of December 13, 2013, the Company, through its majority shareholder, acquired all of the outstanding shares of KVintess Finance Ltd (“KVintess Finance”), a corporation incorporated under the laws of the Russian Federation, in exchange for 122,322,923 of the Company’s common stock. The acquisition of KVintess Finance was completed on December 13, 2013.

KVintess Finance (formerly Shibrend Trade House LLC) was established in December 2011, in Kazan, Russia. However, operations did not begin until 2013, therefore there are no financial statements for 2012. The name was changed to KVintess Finance LTD in April 2013. Through the KVintess Finance group of companies, the Company is engaged in construction and real estate operations in Tartarstan, Russia serving a diverse range of residential and commercial clients and builders.

The share exchange is accounted for as a transaction between entities under common control since Mr. Andrei Isaev owns more than 50% of Kvintess Finance and Mrs. Guzel Gabdraskhmanova owns more than 50% KVintess F&DI Holdings Corp. Mr. Isaev and Mrs. Gabdraskhmanova are husband and wife. As such, assets and liabilities are carried over at their respective net book values at the date of acquisition and results of operations of Kvintess Finance are retroactively presented in the consolidated statement of operations and comprehensive loss.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiary Kvintess Finance. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses and related disclosure of contingent assets and liabilities.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Short-term Investments

Short-term investments are primarily investments which either mature within the next twelve months or have characteristics of short-term investments. All marketable securities are included in short-term investments and are considered as trading and carried at fair market value, with changes in fair value reported in earnings. Fair market values are based on quoted market prices where available, if quoted market prices are not available, then fair market values are based on quoted market prices of comparable instruments.

Economic and Political Risks

The Company faces a number of risks and challenges since its operations are in the Russian Federation, its primary market is in the Russian Federation, substantially all of its assets are located in the Russian Federation and the functional currency of the Company's operating subsidiary is the Ruble. Management cannot presently predict what future impact the political risk will have on the Company, if any, or how the political climate in the Russian Federation will affect the Company’s operations. Accordingly, events resulting from any change in the political climate could have a material effect on the Company.

Foreign Currency Translation

Kvintess Finances’ functional currency is the Ruble. The assets and liabilities of Kvintess are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive income (loss).

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated primarily using the straight-line method over the estimated useful life of the assets of 3 years. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any remaining gain or loss is credited or charged to income.

Maintenance and minor replacements are charged to expense as incurred.

Impairment of Long-lived Assets

The Company reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value. The Company has determined that there is no impairment of its long-lived assets as of December 31, 2013.

Stock-based compensation

The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States of America.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes. The Company does not have any liability for unrecognized tax benefits as of December 31, 2013.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company's cash and cash equivalents are concentrated primarily in banks in the Russian Federation.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments. The Company is also subject to the risk of currency fluctuation that may offset the price paid for goods and the amount received for revenue.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding during the period.  There were no potential common shares outstanding for the period October 16, 2013 (Inception) through December 31, 2013.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period.  The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date.  The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as follows:

Level 1	- Observable inputs such as quoted market prices in active markets

Level 2	- Inputs other than quoted prices in active markets that are either directly or indirectly observable

Level 3	- Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions

The following table presents the short-term investments, the Company’s only financial assets measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2013:

	Amount	Level 1	Level 2	Level 3
Short-term investments	$14,157	$14,157	-	$-
Total	$14,157	$14,157	$-	$-

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

2.	GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has not generated any revenues and has sustained losses during the period and as of December 31, 2013, incurred a working capital deficit. These conditions among others, give rise to substantial doubt about the Company’s ability to continue as a going concern. Management is continuing to seek additional equity capital. Until such time as the Company is operating profitably, the Company anticipates its working capital needs will be funded with proceeds from equity and debt financing. Management believes these steps will provide the Company with adequate funds to sustain its continued existence. There is however, no assurance that the steps taken by management will meet all of its needs or that the Company will continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	NOTES RECEIVABLE/LOAN FROM EMPLOYEES

Kvintess Finance periodically provides loans to various people and entities and employees. The loans are short-term and primarily interest free.

4.	LAND HELD FOR DEVELOPMENT

The Company owns two parcels of land with a total area of 45.7 hectares in Kazan, Russia. The land is planned to be used for future development projects for commercial and residential use. The land was acquired in connection with the acquisition of Kvintess Finance and is recorded at its historical cost in the amount of $1,013,696.

5.	DEBT

Debt as of December 31, 2013 consists of the following:

Short-term debt - third parties
Unsecured promissory notes, interest free, due on various dates through December 26, 2014	$221,828

Unsecured promissory note, interest @ 2% per month due March 11, 2014	61,108

Unsecured promissory note, interest @ 33% due August 30, 2015	14,666

Unsecured promissory note, interest @ 18% per anum, due September 10, 2014	10,000
$307,602
Short-term debt - related parties
Unsecured promissory note, interest @ 31% per anum, due March 27, 2015	$59,442
$59,442
Long-term debt - related parties
Unsecured promissory note, interest @ 55% per anum, due July 1, 2016	30,554

Unsecured promissory note, interest @ 55% per anum, due June 7, 2016	24,443
$54,997

The above notes were assumed in connection with the acquisition of Kvintess Finance.

6.	ACCOUNTS PAYABLE – RELATED PARTIES

The Company assumed liabilities to related parties in connection with the acquisition of Kvintess Finance. The liabilities are interest free and are due on demand.

7.	STOCKHOLDERS' EQUITY

During the period ended December 31, 2013, the Company issued 600,000,000 shares of common stock with a fair value of $6,000 to the principal founders of the Company and other persons for services rendered.

8.	RELATED PARTY TRANSACTIONS

As of December 31, 2013, the Company’s Chief Executive Officer, Chief Financial Officer owed the Company $42,198. These receivables do not bear interest, have no set maturity dates and were part of the assets acquired in connection with an acquisition of Kvintess Finance.

As of December 31, 2013, the Company owed the Company’s CFO and a Director $147,423 and $592,620, respectively, resulting from land acquired from these parties. The Company assumed these liabilities in connection with the acquisition of Kvintess Finance.

9.	COMITTMENTS AND CONTINGENCIES

Leases

The Company leases its office space in Kazan, Russia under two leases expiring in June and July 2014 at a monthly rental of approximately $1,641. The leases require the Company to pay certain executory costs (such as maintenance and insurance). The leases contain no escalation or capital improvement funding provisions.

Future minimum lease payments for the operating leases for 2014 are approximately $10,400.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 10, 2014 and no reportable events were identified.

KVINTESS F&DI HOLDINGS CORP.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2014

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$94,983	$25,341
Short-term investments	-	14,157
Notes receivable	6,299	19,191
Receivable - related parties	-	42,198
Receivable - employees	120,973	15,370
Prepaid expenses and other current assets	8,459	7,969
	230,714	124,226

Property and equipment - net	3,541	2,481
Land held for development	1,013,696	1,013,696
TOTAL ASSETS	$1,247,951	$1,140,403

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$143,229	$89,367
Accounts payable-related parties	494,024	740,043
Short-term debt-third parties	492,073	307,602
Short term debt-related parties	51,679	59,442
Total Current Liabilities	1,181,005	1,196,454

Long-term debt - related parties	221,342	54,997

Total Liabilities	1,402,347	1,251,451

Commitments and Contingencies	-	-

STOCKHOLDERS' DEFICIT:
Common stock, $.00001 par value, 700,000,000 shares
authorized; 600,000,000 shares issued and outstanding
at September 30, 2014 and December 31, 2013	6,000	6,000
Additional paid-in-capital	640	640
Accumulated deficit	(350,327)	(106,678)
Accumulated comprehensive loss	189,291	(11,010)
Total Stockholders' Deficiency	(154,396)	(111,048)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$1,247,951	$1,140,403

The accompanying notes are an integral part of the unaudited consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the	For the
	Nine Months	Nine Months
	Ended	Ended
	September 0,	September 30,
	2014	2013

Revenues	$-	$-

Costs and expenses:
Selling, general and administrative expenses	175,763	15,923
	175,763	15,923

Loss from operations	(175,763)	(15,923)

Other income (expense):
Interest expense	(67,886)	-
	(67,886)	-

Loss from operations before provision for income taxes	(243,649)	(15,923)

Provision for income taxes	-	-

Net loss	$(243,649)	$(15,923)

Loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
- basic and diluted	600,000,000	600,000,000

Comprehensive loss
Net loss	$(243,649)	$(15,923)
Foreign currency translation adjustment	189,291	(4,921)

	$(54,358)	$(20,844)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

(Unaudited)

	Common Stock		Additional		Accumulated
	Number of		Paid	Accumulated	Comprehensive
	Shares	Amount	In Capital	Deficit	Income (Loss)	Total
Balance, October 16, 2013 (Inception)	-	-	-	$-	$-

Shares issued to founders for services	600,000,000	6,000				6,000

Contribution of capital from shareholder	-	-	640	-	-	640

Foreign currency translation adjustment	-	-	-	-	(11,010)	(11,010)

Net loss	-	-	-	(106,678)	-	(106,678)

Balance, December 31, 2013	600,000,000	6,000	640	(106,678)	(11,010)	(111,048)

Foreign currency translation adjustment	-	-	-	-	200,301	200,301

Net loss	-	-	-	(243,649)	-	(243,649)

Balance, September 30, 2014	600,000,000	6,000	$640	$(350,327)	$189,291	(154,396)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the	For the
	Nine Months	Nine Months
	Ended	Ended
Cash flows from operating activities:	September 30, 2014	September 30, 2013
Net loss	$(243,649)	$(15,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	855	-
Non-cash compensation	-	-
Changes in operating assets and liabilities:
(Increase)decrease in notes receivable	9,643	(93,739)
Increase in receivables-employees	(108,205)	(7,273)
(Increase)decrease in receivables-related parties	35,055
Decrease in prepaid expenses and other current assets	(1,839)	(26,383)
Decrease in accounts payable and accrued expenses	68,990	-
Increase(decrease) in accounts payable-related parties	(120,744)
Net Cash Provided by Operating Activities	(359,894)	(143,318)

Cash flows from investing activities:
Purchase of equipment	(1,915)	-
Cash proceeds from Short-term investments	11,761	-
Net Cash Provided by Investing Activities	9,846	-

Cash flows from financing activities:
Contribution from shareholders	0	329
Repayment on debt	(138,622)	-
Borrowings on debt	563,167	148,011
Net Cash Provided by Financing Activities	424,545	148,340

Effect of foreign currency on cash and cash equivalents	(4,855)	(4,921)

Net increase(decrease) in cash	69,642	101

Cash and cash equivalents - Beginning of year	25,341	-

Cash and cash equivalents - End of period	$94,983	$101

The accompanying notes are an integral part of the unaudited consolidated financial statements.

KVINTESS F&DI HOLDINGS CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2014

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and basis of presentation

KVintess F&DI Holdings Corp. (The “Company” or “KVintess”), was incorporated under the laws of Delaware on October 16, 2013. Pursuant to an Equity Exchange Agreement, dated as of December 13, 2013, the Company, through its majority shareholder, acquired all of the outstanding shares of KVintess Finance Ltd (“KVintess Finance”), a corporation incorporated under the laws of the Russian Federation, in exchange for 122,322,923 of the Company’s common stock. The acquisition of KVintess Finance was completed on December 13, 2013.

KVintess Finance (formerly Shibrend Trade House LLC) was established in December 2011, in Kazan, Russia. The name was changed to KVintess Finance LTD in April 2013. Through the KVintess Finance group of companies, the Company is engaged in construction and real estate operations in Tartarstan, Russia serving a diverse range of residential and commercial clients and builders.

The share exchange is accounted for as a transaction between entities under common control since Mr. Andre Isaev owns more than 50% of KVintess Finance and Mrs. Guzel Gabdrraskhmanova owns more than 50% of KVintess F&DI Holdings Corp. Mr. Isaev and Mrs. Gabdraskhmanova are husband and wife. As such, assets and liabilities are carried over at their respective net book values at the date of acquisition and results of operations of Kvintess Finance are retroactively presented in the consolidated statement of operations and comprehensive loss.

The accompanying unaudited interim consolidated financial statements of KVintess have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Security and Exchange Commission, and should be read in conjuction with the audited consolidated financial statements and notes thereto contained in the Company’s Report on Form 10 filed on November 12, 2014. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end December 31, 2013 as reported on Form 10, have been omitted.

Recent Accounting Pronouncements

The Company’s significant accounting policies are summarized in Note 1 of the Company’s Report on Form 10 for the period October 16, 2013 through December 31, 2013.  There were no significant changes to these accounting policies during the nine months ended September 30, 2014 and the Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

2.	GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has not generated any revenues and has sustained losses during the period and as of September 30, 2014, incurred a working capital deficit. These conditions among others, give rise to substantial doubt about the Company’s ability to continue as a going concern. Management is continuing to seek additional equity capital. Until such time as the Company is operating profitably, the Company anticipates its working capital needs will be funded with proceeds from equity and debt financing. Management believes these steps will provide the Company with adequate funds to sustain its continued existence. There is however, no assurance that the steps taken by management will meet all of its needs or that the Company will continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	NOTES RECEIVABLE/RECEIVABLE-EMPLOYEES

Kvintess Finance periodically provides loans to various third-parties and employees. The loans are short-term and primarily interest free.

4.	LAND HELD FOR DEVELOPMENT

The Company owns two parcels of land with a total area of 45.7 hectares in Kazan, Russia. The land is planned to be used for future development projects for commercial and residential use. The land was acquired in connection with the acquisition of Kvintess Finance and is recorded at its historical cost in the amount of $1,013,696.

5.	DEBT

Debt as of September 30, 2014 and December 31, 2013 consists of the following:

Short-term debt - third parties	September 30, 2014		December 31, 2013
Unsecured promissory notes, interest free, due on various dates through August 29, 2015	$412,097		$221,828

Unsecured promissory note, interest @ 2% per month due March 11, 2015	-		61,108

Unsecured promissory note, interest @ 31% per annum due April 25, 2015	38,084		-

Unsecured promissory note, interest @ 33% per annum due April 24, 2015	7,617		-

Unsecured promissory note, interest @ 33% per annum due August 29, 2015	22,850		-

Unsecured promissory note, interest @ 33% due August 30, 2015	6,347	(1)	14,666

Unsecured promissory note, interest @ 36% due November 30, 2014	2,539	(2)

Unsecured promissory note, interest @33% due August 13, 2014	2,539

Unsecured promissory note, interest @ 18% per anum, due September 10, 2014	-		10,000
	$492,073		$307,602
Short-term debt - related parties
Unsecured promissory note, interest @ 31% per anum, due March 27, 2015	$44,749		$59,442

Unsecured promissory notes, interest free, due on various dates through March 31, 2015	2,533		-

Unsecured promissory note, interest @ 54% per anum, due February 25, 2015	4,397		-
	$51,679		$59,442
Long-term debt - related parties

Unsecured promissory note, interest @ 55% per anum, due July 1, 2016	$18,227		$30,554

Unsecured promissory note, interest @ 55% per anum, due June 7, 2016	20,312		24,443

Unsecured promissory note, interest @ 55% per anum, due August 7, 2017	182,803		-
	$221,342		$54,997

The above notes were assumed in connection with the acquisition of Kvintess Finance.

(1)	The unsecured promissory note has been extended to November 30, 2015.
(2)	The unsecured promissory note has been extended to August 13, 2015.

6.	ACCOUNTS PAYABLE – RELATED PARTIES

The Company assumed liabilities to related parties in connection with the acquisition of Kvintess Finance. The liabilities are interest free and are due on demand.

7.	STOCKHOLDERS' EQUITY

During the period ended December 31, 2013, the Company issued 600,000,000 shares of common stock with a fair value of $6,000 to the principal founders of the Company and other persons for services rendered.

8.	RELATED PARTY TRANSACTIONS

As of September 30, 2014 and December 31, 2013, the Company’s Chief Executive Officer, Chief Financial Officer owed the Company $-0- and $42,198, respectively. These receivables do not bear interest, have no set maturity dates and were part of the assets acquired in connection with an acquisition of Kvintess Finance. During September 2014, the receivable from related parties was repaid in full.

As of September 30, 2014 and December 31,2013, the Company owed the Company’s CFO and a Director $1,572 and $492,452 and $147,423 and $592,620, respectively, resulting from land acquired from these parties. The Company assumed these liabilities in connection with the acquisition of Kvintess Finance.

9.	COMITTMENTS AND CONTINGENCIES

Leases

The Company leases its office space in Kazan, Russia under two leases expiring in July 2015 at a monthly rental of approximately $1,641. The leases require the Company to pay certain executory costs (such as maintenance and insurance). The leases contain no escalation or capital improvement funding provisions.

Future minimum lease payments for the operating leases for 2014 are approximately $10,400.

Economic and Political Risk

The Company is exposed in the inherent risks for the foreseeable future of conducting business internationally. Language barriers, foreign laws and tariffs and taxation issues all have potential effect on the Company’s ability to transact business. Political instability may increase the difficulties and costs of doing business. Accordingly, events resulting from changes in the economic and political climate could have a material effect on the Company.

Country Risk

The Company has significant operations in the Russian Federation. The operating results of the Company may be adversely affected by changes in the political and social conditions in the Russian Federation and by changes in the Russian Federation government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in having a material effect upon the Company’s business and financial condition.

Exchange Risk

The Company cannot guarantee the Russian Ruble and US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Ruble or US dollar. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

ITEM 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

On January 29, 2015, the Board of Directors of the Company accepted the resignation, on January 26, 2015, of MaloneBailey, LLP, its independent registered public accounting firm. From the date that MaloneBailey, LLP were engaged, December 13, 2013, to the present time, or any other period of time, the reports of MaloneBailey, LLP on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of MaloneBailey, LLP as to the Company’s financial statements for its fiscal year ended December 31, 2013, were modified for uncertainty due to the substantial doubt about the Company’s ability to continue as a going concern.

During the Company's most recent fiscal year and the subsequent interim periods thereto, there were no disagreements with MaloneBailey, LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of MaloneBailey, LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

ITEM 15. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form 10-12G filed by the Company with the Securities and Exchange Commission on November 12, 2014).
3.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Form 10-12G filed by the Company with the Securities and Exchange Commission on November 12, 2014).
4.1	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form 10-12G filed by the Company with the Securities and Exchange Commission on January 22, 2015).
10.1	Equity Exchange Agreement, dated as of December 13, 2013, among the Company, KVintess Finance Ltd. and its owners (incorporated herein by reference to Exhibit 10.1 to the Form 10-12G filed by the Company with the Securities and Exchange Commission on November 12, 2014).
10.2	Construction Contract between Kvintess Finance LLC and Tashpulat LLC (Including Appendices), filed herewith.
23	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 23 to the Form 10-12G filed by the Company with the Securities and Exchange Commission on November 12, 2014).

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KVINTESS F&DI HOLDINGS CORP.

By:	/s/ Rufat Abiasov
Rufat Abiasov
Title: Chief Executive Officer

Dated: March 4, 2015